Exhibit 99.1

Youbet.com Modifies and Extends Share Repurchase Plan

Board Also Adopts Stockholder Rights Plan Structured to Preserve Use of Net Operating Losses

Woodland Hills, CA, April 1, 2009 – Youbet.com, Inc. (NASDAQ: UBET) today announced that its Board of Directors has approved the modification and extension of its share repurchase plan, which was scheduled to expire on March 31, 2009.  Under the modified repurchase plan, the Company is authorized to purchase up to 10% of its common stock outstanding as of March 31, 2009, subject to certain limitations under its existing credit facility.

Youbet also announced today that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”) designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (NOLs) and built-in losses under Section 382 of the Internal Revenue Code.

NOLs can generally be used to offset future taxable income and therefore reduce federal income tax obligations.  However, the Company’s ability to use its NOLs would be limited if there was an “ownership change” under Section 382.  This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of Youbet common stock by more than 50 percentage points over a defined period of time.  The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

The Rights Plan will continue in effect until March 31, 2019, unless it is terminated or redeemed earlier by the Board of Directors.  The Rights Plan will also terminate if stockholder approval of the Rights Plan is not obtained within the next 12 months.  The Company intends to submit the continuation of the Rights Plan to a stockholder vote at its 2009 Annual Meeting of Stockholders.

“The Rights Plan protects the interests of all our stockholders from the possibility of losing substantial value through limitations on the Company’s ability to use its net operating loss carryforwards under Section 382,” said Youbet.com Chief Executive Officer Michael Brodsky. “The Rights Plan is not intended for defensive or anti-takeover purposes and we believe this Rights Plan, similar to those adopted by other publicly-held companies, preserves stockholder value and is in the best interests of all stockholders of Youbet.  To help ensure that we preserve the value of NOLs under Section 382, the Board may take measures in addition to the Rights Plan. Once the tax benefits of the NOLs have been utilized, the Board intends to terminate the Rights Plan.”

Under the Rights Plan, one right will be distributed for each share of Youbet common stock outstanding as of the close of business on April 10, 2009.  Effective March 31, 2009, if any person or group acquires 4.9% or more of the outstanding shares of common stock of Youbet without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the voting power of such person or group.  However, existing stockholders who on March 31, 2009 own 4.9% or more of the outstanding shares of common stock will trigger a dilutive event only if they acquire additional shares.  The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.

The Rights Plan will be filed by Youbet with the Securities and Exchange Commission later today; this filing will contain additional information regarding the terms and conditions of the Rights Plan.  In addition, stockholders of record of Youbet as of April 10, 2009 will be mailed a detailed summary of the Rights Plan.

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 150 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the difficulty of determining all of the facts relative to Section 382 of the Internal Revenue Code, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200